EXECUTION COPY


                                MASTER AGREEMENT

                             DATED DECEMBER 7, 2000

                                     BETWEEN

                                   ECOLAB INC.

                                       AND

                                   HENKEL KGaA

                                TABLE OF CONTENTS

1.  DEFINITIONS................................................................1

   1.1.    DEFINED TERMS.......................................................1
   1.2.    OTHER DEFINED TERMS.................................................7

2.  EXECUTION AND TERMINATION OF AGREEMENTS....................................8

   2.1.    AMENDED AND RESTATED STOCKHOLDER'S AGREEMENT........................8
   2.2.    INTELLECTUAL PROPERTY AGREEMENTS....................................8
   2.3.    SERVICES AGREEMENTS.................................................8
   2.4.    UMBRELLA AGREEMENT..................................................8
   2.5.    JOINT VENTURE AGREEMENT.............................................8
   2.6.    TOLL MANUFACTURING AGREEMENTS.......................................8
   2.7.    ENVIRONMENTAL AGREEMENT.............................................8
   2.8.    LOCAL JURISDICTION AGREEMENTS.......................................8
   2.9.    LEASE AGREEMENT.....................................................8

3.  TRANSFER OF JV INTERESTS...................................................8

   3.1.    TRANSFER............................................................9
   3.2.    STRUCTURING PLAN....................................................9
   3.3.    LOCAL JURISDICTION AGREEMENTS.......................................9

4.    CONSIDERATION............................................................9

   4.1.    PURCHASE PRICE......................................................9
   4.2.    ELECTION AS TO FORM OF CONSIDERATION...............................11
   4.3.    CONSIDERATION PAID WITH ECOLAB SHARES..............................12
   4.4.    COLLAR ON NUMBER OF ECOLAB SHARES..................................12

5.  CLOSING...................................................................12

   5.1.    CLOSING DATE AND CONDITIONS........................................12
   5.2.    DELIVERIES BY HENKEL...............................................12
   5.3.    DELIVERIES BY ECOLAB...............................................14
   5.4.    FURTHER ASSURANCES.................................................15

6.  REPRESENTATIONS AND WARRANTIES OF HENKEL..................................15

   6.1.    CORPORATE ORGANIZATION, ETC........................................15
   6.2.    AUTHORIZATION, ETC.................................................15
   6.3.    NO VIOLATION; NO CONSENT...........................................16
   6.4.    CAPITALIZATION; OWNERSHIP..........................................16
   6.5.    COMPLIANCE WITH LAWS, ETC..........................................17
   6.6.    FINANCIAL STATEMENTS...............................................17
   6.7.    UNDISCLOSED LIABILITIES............................................17
   6.8.    NO MATERIAL ADVERSE CHANGE, ETC....................................17
   6.9.    JV ENTITIES' ASSETS................................................17
   6.10.   TRANSACTIONS WITH AFFILIATES.......................................18
   6.11.   INVESTMENT REPRESENTATION..........................................18
   6.12.   DISCLOSURE.........................................................18

7.  REPRESENTATIONS AND WARRANTIES OF ECOLAB..................................18

   7.1.    CORPORATE ORGANIZATION, ETC........................................18
   7.2.    AUTHORIZATION, ETC.................................................19
   7.3.    NO VIOLATION; NO CONSENT...........................................20
   7.4.    COMPLIANCE WITH LAWS, ETC..........................................20
   7.5.    CAPITAL STOCK......................................................20
   7.6.    SEC FILINGS........................................................21
   7.7.    INVESTMENT REPRESENTATION..........................................22
   7.8.    DISCLOSURE.........................................................22

8.  COVENANTS OF ECOLAB AND HENKEL............................................22

   8.1.    NONASSIGNABILITY; CONSENTS AND APPROVALS...........................22
   8.2.    CONFIDENTIALITY AND ANNOUNCEMENTS..................................25
   8.3.    STRUCTURING PLAN...................................................26
   8.4.    COOPERATION........................................................26
   8.5.    TAX MATTERS........................................................26
   8.6.    REGULATORY MATTERS.................................................28
   8.7.    EMPLOYEE MATTERS...................................................30
   8.8.    TREASURY MATTERS...................................................30

9.  COVENANTS OF HENKEL.......................................................32

   9.1.    PRESERVATION OF AND ACCESS TO BOOKS AND RECORDS......................
   9.2.    DISCLOSURE SCHEDULE................................................33
   9.3.    AMENDMENTS TO DISCLOSURE SCHEDULE..................................34
   9.4.    RESIGNATION OF OFFICERS AND DIRECTORS..............................34
   9.5.    NONCOMPETITION.....................................................34
   9.6.    GENERAL............................................................34

10. COVENANTS OF ECOLAB.......................................................35

   10.1.   BOOKS AND RECORDS..................................................35

11. CONDITIONS TO HENKEL'S OBLIGATION.........................................35

   11.1.   REPRESENTATIONS AND WARRANTIES TRUE................................36
   11.2.   PERFORMANCE........................................................36
   11.3.   DELIVERIES.........................................................36
   11.4.   CONSENTS OBTAINED..................................................36
   11.5.   NO GOVERNMENT PROCEEDING OR LITIGATION.............................36
   11.6.   NO INJUNCTION......................................................36
   11.7.   MATERIAL ADVERSE EFFECT............................................37

12. CONDITIONS TO ECOLAB'S OBLIGATION.........................................37

   12.1.   REPRESENTATIONS AND WARRANTIES TRUE................................37
   12.2.   PERFORMANCE........................................................37
   12.3.   DELIVERIES.........................................................37
   12.4.   CONSENTS OBTAINED..................................................38
   12.5.   NO GOVERNMENT PROCEEDING OR LITIGATION.............................38
   12.6.   NO INJUNCTION......................................................38
   12.7.   UPDATED DISCLOSURE SCHEDULE........................................38
   12.8.   NO MATERIAL ADVERSE EFFECT.........................................38

13. TERMINATION...............................................................38

   13.1.   TERMINATION PRIOR TO CLOSING.......................................38
   13.2.   EFFECT OF TERMINATION..............................................39

14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION...............40

   14.1.   SURVIVAL...........................................................40
   14.2.   HENKEL INDEMNIFICATION OF ECOLAB...................................40
   14.3.   LIMITATION ON HENKEL'S INDEMNIFICATION OBLIGATION..................40
   14.4.   ECOLAB INDEMNIFICATION OF HENKEL...................................40
   14.5.   METHOD OF ASSERTING CLAIMS, ETC....................................41
   14.6.   REMEDIES CUMULATIVE................................................42

15. SETTLEMENT OF DISPUTES....................................................42

   15.1.   INFORMAL DISPUTE RESOLUTION........................................42
   15.2.   ARBITRATION........................................................43
   15.3.   COMMENCEMENT OF ARBITRATION AND SELECTION OF ARBITRATORS...........43
   15.4.   CONFLICTS WITH I.C.C. RULES; SEAT AND LANGUAGE OF ARBITRATION......43
   15.5.   BASIS FOR ARBITRATION DECISIONS AND GOVERNING LAW..................43
   15.6.   FINALITY OF ARBITRAL AWARD; ARBITRATION EXPENSES...................43
   15.7.   CONSOLIDATION OF CLAIMS............................................44
   15.8.   JUDGMENT ON THE ARBITRAL AWARD.....................................44

16. MISCELLANEOUS.............................................................44

   16.1.   AMENDMENTS.........................................................44
   16.2.   WAIVERS............................................................44
   16.3.   ASSIGNABILITY......................................................44
   16.4.   SEVERABILITY.......................................................45
   16.5.   NOTICES............................................................45
   16.6.   GOVERNING LAW......................................................46
   16.7.   ASSURANCE OF FURTHER ACTION........................................46
   16.8.   COSTS..............................................................46
   16.9.   ENTIRE AGREEMENT...................................................46
   16.10.  HEADINGS; REFERENCES TO SECTIONS, EXHIBITS AND SCHEDULES...........47
   16.11.  COUNTERPARTS.......................................................47
   16.12.  THIRD PARTIES......................................................48

                                MASTER AGREEMENT

                   THIS MASTER AGREEMENT dated as of this 7th day of December, 2000 (this "Agreement"), is between Henkel Kommanditgesellschaft auf Aktien, organized under the laws of the Federal Republic of Germany ("Henkel"), and Ecolab Inc., a corporation incorporated under the laws of the State of Delaware ("Ecolab").

                  WHEREAS, Henkel, directly or indirectly, owns the joint venture interests (the "JV Interests") in the joint venture entities (such entities, together with all Subsidiaries of such entities, the "JV Entities") formed pursuant to that certain Amended and Restated Umbrella Agreement, dated as of June 26, 1991 (the "Umbrella Agreement"), between Henkel and Ecolab, or thereafter, all as listed on Schedule 1.1, in the amounts set forth opposite each JV Entity on Schedule 1.1;

                  WHEREAS, Ecolab desires to acquire from Henkel, and Henkel desires to transfer to Ecolab or its Affiliates, all of the JV Interests, upon the terms and conditions hereinafter set forth;

                  WHEREAS, Henkel and Ecolab have agreed that the transactions contemplated by this Agreement should be carried out in accordance with the terms of a Structuring Plan, substantially in the form set forth as Exhibit A attached hereto;

                  WHEREAS, Henkel and Ecolab have agreed to enter into the Amended and Restated Stockholder's Agreement (as hereinafter defined), in the form set forth as Exhibit B attached hereto; and

                  WHEREAS, Henkel and Ecolab have agreed to terminate their joint venture relationship, which was established pursuant to the Umbrella Agreement and the Joint Venture Agreement (as hereinafter defined).

                   NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

1.       DEFINITIONS

1.1. Defined Terms. The following terms shall have the meanings set forth below:

                  "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including, without limitation, the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to (a) vote more than 50% of the voting securities of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this Agreement and the other Transaction Documents, the parties acknowledge that Ecolab and Henkel will not be considered Affiliates of each other.

                  "Amended and Restated Stockholder's Agreement" shall mean that certain Second Amended and Restated Stockholder's Agreement, dated as of the Closing Date, between Ecolab and Henkel, in the form of Exhibit B attached hereto.

                  "Antitrust Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions including, without limitation, joint ventures, mergers and acquisitions, that may create, strengthen or abuse a dominant position, substantially lessen competition, monopolize or attempt to monopolize, or otherwise have the purpose or effect of restraining, lessening or affecting competition or trade.

                  "Applicable Laws" shall mean all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, orders, judgments, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the parties, their Affiliates or the JV Entities, as may be in effect on or prior to the Closing.

                  "Audited Financial Statements" shall mean the audited combined balance sheets of the JV Entities at November 30, 1999, and the related combined statements of income and comprehensive income, of equity and of cash flows for the fiscal year ended on that date, together with the reports thereon of PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung
Wirtschaftsprufungsgesellschaft and KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellchaft.

                  "Cleaning and Sanitizing Field" shall mean the business of the JV Entities, as conducted from time to time from inception through the Closing Date including, without limitation, the manufacture, marketing and sale of textile, kitchen, surface, food processing, agricultural, brewery, beverage, dairy, Hospital Hygiene, quick-serve restaurant, effluent, process, waste and other water treatment or recycling, pest elimination, on-premise laundry, housekeeping, professional hygiene, pharmaceutical, cosmetic and critical environment cleaning, conditioning, rinsing agent, detergent, disinfecting and sanitizing products, systems (including, without limitation, dispensing systems and related applications parts and equipment), services and related equipment, all destined for the institutional and industrial markets exclusively.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Communications Plan" shall mean that certain communications plan attached as Exhibit C hereto regarding external and internal communications including, without limitation, press release, as well as any employee Q&A and workers council notification matters.

                  "Damages" shall mean all Liabilities, damages, penalties, deficiencies, expenses, professionals' fees, losses or judgments suffered by any party, in each case after the application of any amounts recovered under insurance contracts or similar arrangements, other than amounts recovered under such contracts or arrangements the premiums of which are adjusted by an amount equal to any proceeds paid, and from third parties by the damaged party.

                  "Ecolab Common Stock" shall mean common stock of Ecolab, par value $1.00 per share, together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Ecolab issued pursuant to the Rights Agreement dated February 24, 1996 between Ecolab and First Chicago Trust Company of New York, as rights agent.

                  "Ecolab Entities" shall mean certain Persons that may be designated by Ecolab from time to time prior to the Closing Date.

                  "Encumbrance" shall mean any lien, mortgage, charge, security interest, pledge, voting agreement, claim, option or encumbrance or any kind, character or description whatsoever, whether or not recorded.

                  "Environmental Agreement" shall mean that certain Environmental Agreement dated as of the Closing Date, between Ecolab and Henkel, in the form of Exhibit D attached hereto.

                  "GAAP" shall mean United States Generally Accepted Accounting Principles as in effect on the date or for the period with respect to which such principles are applied.

                  "Governmental Entity" shall mean any supranational, federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body.

                  "Henkel Entities" shall mean those Subsidiaries and Affiliates of Henkel that have a relationship with the JV Entities as set forth in the Structuring Plan and on Schedule 1.2.

                  "Hospital Hygiene" means the sale and distribution of antiseptic, disinfectant, cleaning and personal care products, services and equipment to hospitals, nursing homes, sanatoria and private medial and dental practices.

                  "Imposed" means for purposes of Section 8.5, Taxes which have not been paid, accrued or reserved.

                  "Indemnified Party" means a party making a claim under Article XIV hereof.

                  "Indemnifying Party" means a party against whom a claim is made under Article XIV hereof.

                  "Intellectual Property" shall mean Patents, including shop rights, Trademarks, Technology, copyrights, trade secrets, registered designs, utility models and all other intellectual property rights whether registered or not, in each case wherever such rights exist throughout the world, and including the right to recover for any past infringements.

                  "Intellectual Property Agreements" shall mean those documents including, without limitation, technology, know-how, patent and trademark licenses, transfers, assignments and agreements dated as of the Closing Date between Ecolab (and its Affiliates) and Henkel (and its Affiliates) necessary to accomplish the transactions contemplated by the Intellectual Property Plan.

                  "Intellectual Property Plan" shall mean that certain intellectual property plan attached hereto as Exhibit E.

                  "Joint Venture Agreement" shall mean that certain Amended and Restated Joint Venture Agreement, dated as of June 26, 1991, between Henkel and Ecolab.

                  "Lease Agreement" shall mean that certain lease agreement dated as of the Closing Date between Ecolab and Henkel providing for continuation of Ecolab's lease of Henkel's training center and laundry facilities, designated L34 and L19 and currently used by the JV Entities, for a period of two (2) years after the Closing Date on the terms and conditions existing on the date hereof.

                  "Liability" means any debt, obligation, commitment, responsibility or liability, whether accrued or fixed, known or unknown, contingent, absolute or otherwise, determined or undetermined and whenever arising.

                  "Local Jurisdiction Agreements" shall mean those documents necessary to accomplish the transactions contemplated by the Transaction Documents in compliance with any local jurisdiction requirements and the Structuring Plan.

                  "Material Adverse Effect" shall mean any event or occurrence that has had or may reasonably be expected to have a material adverse effect on the condition, financial or otherwise, business, operations, affairs, properties, assets or Liabilities of the relevant entity or business.

                  "Patents" shall mean patents (including, without limitation, all reissues, divisions, continuations, continuations in part and extensions thereof), utility patents, patent applications, patent disclosures docketed and related patent rights.

                  "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity.

                  "Plans" shall mean all pension and employee benefit plans, profit sharing plans, bonus, deferred compensation, supplemental executive retirement plans, excess benefit plans, phantom stock, stock options, stock appreciation or other forms of incentive or other compensation plans or arrangements, and all welfare, severance, vacation and other employee fringe benefit plans maintained by Henkel or the JV Entities relating to the employees of the JV Entities.

                  "Post-Signing Audited Financial Statements" shall mean the audited Post-Signing Financial Statements for the fiscal years ended on November 30, 2000 and 2001, together with the reports thereon of PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft and KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft.

                  "Post-Signing Financial Statements" shall mean the combined balance sheets of the JV Entities, and the related combined statements of income and comprehensive income, of equity and of cash flows for the periods then ended, to be delivered pursuant to Section 8.10 hereof, prepared in accordance with GAAP consistently applied and the past practice of the JV Entities.

                   "Services Agreements" shall mean those documents including, without limitation, services agreements dated as of the Closing Date between Ecolab and Henkel, providing for continuation, for a period of two (2) years after the Closing Date and, thereafter, on a year-to-year basis unless terminated on one (1) year's prior notice of all services arrangements (including, without limitation, those services listed on Exhibit G attached hereto but excluding third-party liability insurance coverage) between Henkel (and its Affiliates) and the JV Entities, on the terms and conditions existing on the date hereof.

                  "Structuring Plan" shall mean that certain Structuring Plan dated as of the Closing Date between Ecolab and Henkel, substantially in the form of Exhibit A attached hereto.

                  "Subsidiary" shall mean in relation to an entity, any other entity with respect to which the first mentioned entity, directly or indirectly:

         (a)      has the power to exercise more than half of the voting rights;
                  or

         (b) has the power to appoint more than half the members of the supervisory board, the board of directors, the administrative board or other body or organ statutorily empowered to represent such undertaking.

For purposes of this Agreement and the other Transaction Documents, the parties acknowledge that the JV Entities will not be considered Subsidiaries of either Ecolab or Henkel.

                  "Taxes" shall mean any tax (including, without limitation, income, capital, gains, value added, customs, duties, salary and wage withholdings, social security contributions and stamp taxes) or fee (including, without limitation, registration fees), whether collected by way of withholding or otherwise, together with any related Liability, penalties, fines, additions to tax or interest thereon, howsoever due and owing, to any Governmental Entity irrespective of whether the Liability is primary or secondary (and including taxes of any other person for which Liability is imposed as a result of filing tax returns on a combined, affiliated, unitary, consolidated or similar basis).

                  "Technology" means all technical information and know-how, confidential and non-confidential, including, without limitation, all computer software, research data, trade secrets and other proprietary know-how, formulas, operating manuals, copyright registrations and rights of ownership and authorship in documents and other artistic works, equipment and parts lists, product packaging instructions, product and production specifications, analytical and evaluation methods, sources and specifications for raw materials, efficacy, toxicity and general health and safety information and data, environmental compliance and regulatory information and data, research and development records, and manufacturing and product application know-how.

                  "Toll Manufacturing Agreements" shall mean those documents including, without limitation, toll manufacturing agreements dated as of the Closing Date between Ecolab and Henkel (and its Subsidiaries), providing for continuation, for a period of two (2) years after the Closing Date and, thereafter, on a year-to-year basis unless terminated on one (1) year's prior notice, of all toll manufacturing and supply arrangements (including, without limitation, those set forth on Exhibit F attached hereto) between Henkel (and its Subsidiaries) and the JV Entities, on the terms and conditions existing on the date hereof.

                  "Trademarks" shall mean all registered and unregistered trademarks, service marks, trade dress and trade names and related rights, logos and designs.

                  "Transaction Documents" shall mean this Agreement, the Structuring Plan, the Intellectual Property Plan and Agreements, the Services Agreements, the Toll Manufacturing Agreements, the Local Jurisdiction Agreements, the Environmental Agreement, the Lease Agreement and all other documents and agreements executed in connection with the Closing, except for the Amended and Restated Stockholder's Agreement.

                  "Transfer" shall mean any sale, transfer, offer for sale, exchange, pledge, mortgage, assignment or other disposition or conveyance.

                  "Unaudited Financial Statements" shall mean the unaudited combined balance sheet of the JV Entities as of August 31, 2000, and the related combined statements of income and comprehensive income, of equity and of cash flows for the nine-month period then ended.

1.2. Other Defined Terms. The following terms shall have the meanings set forth in the sections referred to below:


         DEFINED TERM                                       SECTION
         ------------                                       -------
         "2001 Estimated Adjusted EBIT"                     4.3
         "Actual 2001 Adjusted EBIT"                        4.3
         "Adjusted EBIT"                                    4.2
         "Adjusted EBIT Valuation"                          4.1
         "Agreement"                                        Recitals
         "Auditor"                                          4.3
         "Claim Notice"                                     14.5(a)
         "Claimant"                                         15.2
         "Closing"                                          5.1
         "Closing Date"                                     5.1
         "Competing Business"                               9.5
         "Direct Claim"                                     14.5(a)
         "Disclosure Schedule"                              9.2
         "Dispute"                                          15.1
         "EBIT"                                             4.2
         "Ecolab"                                           Recitals
         "Ecolab SEC Reports"                               7.6
         "Estimated Purchase Price"                         4.3
         "Exchange Act"                                     7.6
         "Exchange Rate Average"                            4.8
         "Final Purchase Price"                             4.3
         "First Election Date"                              4.5
         "First Interim Period"                             8.5(a)(i)
         "German Partnership"                               8.5(a)(i)(D)
         "Governmental Antitrust Entity"                    8.1(b)(ii)
         "Henkel"                                           Recitals
         "HSR Act"                                          8.1(b)(i)
         "I.C.C."                                           15.2
         "JV Entities"                                      Recitals
         "JV Interests"                                     Recitals
         "Measurement Date"                                 4.6
         "Multiple"                                         4.1
         "Post-Closing Period"                              8.5(b)
         "Pre-Closing Periods"                              8.5(a)(i)
         "Purchase Price"                                   4.1
         "Respondent"                                       15.3
         "SEC"                                              7.6
         "Stipulated 2000 Adjusted EBIT"                    4.3
         "Straddle Period"                                  8.5(a)(i)
         "Third Party Claim"                                14.5(a)
         "Umbrella Agreement"                               Recitals
         "Updated Disclosure Schedule"                      9.3


                                   ARTICLE II

2.       EXECUTION AND TERMINATION OF AGREEMENTS

2.1. Amended and Restated Stockholder's Agreement. On the Closing Date, Ecolab and Henkel shall execute the Amended and Restated Stockholder's Agreement, which shall govern the rights and obligations of Henkel with respect to the ownership by Henkel and its Affiliates of shares of Ecolab Common Stock.

2.2. Intellectual Property Agreements. On the Closing Date, Ecolab and Henkel shall execute the Intellectual Property Agreements, which shall govern the rights and obligations of Ecolab, Henkel and the JV Entities with respect to certain Intellectual Property of Ecolab, Henkel and the JV Entities.

2.3. Services Agreements. On the Closing Date, Ecolab and Henkel shall execute the Services Agreements related to certain services to be provided by Henkel to the JV Entities following the Closing Date.

2.4. Umbrella Agreement. Effective on the Closing Date, the Umbrella Agreement shall terminate and be of no further force or effect, except with respect to claims made by the parties thereunder which are pending on the Closing Date which claims shall continue to be governed by the Umbrella Agreement.

2.5. Joint Venture Agreement. Effective on the Closing Date, the Joint Venture Agreement shall terminate and be of no further force or effect, except with respect to claims made by the parties thereunder which are pending on the Closing Date which claims shall continue to be governed by the Joint Venture Agreement.

2.6. Toll Manufacturing Agreements. On the Closing Date, Ecolab and Henkel shall execute the Toll Manufacturing Agreements related to certain manufacturing arrangements to exist between Henkel (and its Subsidiaries) and the JV Entities following the Closing Date.

2.7. Environmental Agreement. On the Closing Date, Ecolab and Henkel shall execute the Environmental Agreement.

2.8. Local Jurisdiction Agreements. On the Closing Date and/or as promptly as practicable thereafter, as applicable, Ecolab and Henkel shall, in accordance with Section 3.3 hereof, execute the Local Jurisdiction Agreements.

2.9. Lease Agreement. On the Closing Date, Ecolab and Henkel shall execute the Lease Agreement.


                                   ARTICLE III

3.       TRANSFER OF JV INTERESTS

3.1. Transfer. Upon the terms and provisions of this Agreement and in accordance with the Structuring Plan, Ecolab agrees to (or shall cause the applicable Ecolab Entity to) acquire and accept delivery (from Henkel or the applicable Henkel Entity) of, and Henkel agrees to (or shall cause the applicable Henkel Entity to) assign, transfer and deliver to Ecolab or the applicable Ecolab Entity, at the Closing, the JV Interests, free and clear of all Encumbrances, other than restrictions on Transfer pursuant to applicable securities laws.

3.2. Structuring Plan. Ecolab and Henkel hereby agree that the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement will be completed in accordance with the timing and other provisions of the Structuring Plan.

3.3. Local Jurisdiction Agreements. Ecolab and Henkel hereby agree to cooperate and undertake all actions necessary or appropriate to consummate the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement in compliance with the requirements of the local jurisdictions where the businesses of the JV Entities are conducted and in accordance with the timing and other provisions of the Structuring Plan.

                                   ARTICLE IV

4.       CONSIDERATION

4.1. Purchase Price. Subject to the terms and conditions of this Agreement, the consideration to be paid by Ecolab (or its Affiliates) to Henkel (or its Affiliates) for the JV Interests (and the intellectual property (as described in the Intellectual Property Plan)) shall be calculated in accordance with this Article IV and shall be equal to the Adjusted EBIT Valuation (expressed in Euro) of the JV Entities ("Purchase Price"). The "Adjusted EBIT Valuation" shall be calculated by multiplying the average of the Stipulated 2000 Adjusted EBIT (as hereinafter defined) and the Adjusted EBIT of the JV Entities (taken as a whole) for the fiscal year ended November 30, 2001 by 5.498 ("Multiple").

4.2 Adjusted EBIT. "Adjusted EBIT" shall mean the operating income (that is, earnings before interest and taxes and other expenses/income, net) of the JV Entities (taken as a whole) for the fiscal year ended November 30, 2001 as reflected in the Post-Signing Audited Financial Statements for such year prepared in accordance with GAAP consistently applied ("EBIT"), provided that the following adjustments shall be made to the actual EBIT of the JV Entities:

            (i) the amount of all expenses of the JV Entities for royalties paid to Henkel and to Ecolab by any of the JV Entities during fiscal year 2001, as reflected in the operating income in the Post-Signing Audited Financial Statements for such period, shall be added back to the actual EBIT of the JV Entities;

            (ii) exclude the impact in the income statement in the Post-Signing Audited Financial Statements for fiscal year 2001 of non-recurring, unusual items (if agreed to by the parties);

            (iii) the parties agree to exclude in the income statement in the Post-Signing Audited Financial Statements for fiscal year 2001 the impact of Germany early retirement and related costs and the results of over-funded pensions in Sweden and The Netherlands; and

            (iv) all earnings adjustments attributable to changes in accounting principles permitted or required under GAAP or other applicable accounting principles which are first implemented for the JV Entities in the 2001 fiscal year shall be excluded (subtracted or added back, as the case may be) from the actual EBIT of the JV Entities.

         For purposes of this Article IV, the parties agree that, notwithstanding any other provision to the contrary, the Adjusted EBIT for the fiscal year ended November 30, 2000 is Euro 94.23 million (the "Stipulated 2000 Adjusted EBIT").

4.3 Determination of Purchase Price. In the event that the Post-Signing Audited Financial Statements of the JV Entities for the fiscal year ended November 30, 2001 are not available prior to the Measurement Date (as hereinafter defined), then the parties shall estimate the Adjusted EBIT for the fiscal year ended November 30, 2001 based on the internal unaudited management accounts of the JV Entities available as of the third business day prior to the Measurement Date (the "2001 Estimated Adjusted EBIT") as presented to the parties by the chief financial officer of the JV Entities and the Purchase Price payable at the Closing shall be based on such 2001 Estimated Adjusted EBIT (as well as the Stipulated 2000 Adjusted EBIT) (the "Estimated Purchase Price"). In such event, the JV Entities shall, within ninety (90) days after the Closing, deliver to Henkel and Ecolab Post-Signing Audited Financial Statements of the JV Entities (taken as a whole) for the fiscal year ended November 30, 2001, prepared in the same manner as is consistent with the past practice of the JV Entities and in accordance with GAAP consistently applied, and the actual Adjusted EBIT for the fiscal year ended November 30, 2001 shall be derived from such statements (the "Actual 2001 Adjusted EBIT"). The Adjusted EBIT Valuation and final Purchase Price shall then be calculated based on the Stipulated 2000 Adjusted EBIT and the Actual 2001 Adjusted EBIT (the "Final Purchase Price"). In the event the Final Purchase Price exceeds the Estimated Purchase Price, Ecolab shall, within ten (10) days after the final determination of the Final Purchase Agreement, pay to Henkel the amount of such difference payable in the form of consideration elected by Henkel pursuant to Section 4.5. In the event such election shall have been for Ecolab Common Stock, Ecolab shall issue that number of shares of Ecolab Common Stock with a value equal to such difference, with such valuation determined pursuant to the procedures set forth in Section
         4.6 (and subject to Section 4.7 hereof). In the event the Estimated Purchase Price exceeds the Final Purchase Price, Henkel shall within ten (10) days after the final determination of the Final Purchase Agreement pay to Ecolab the amount of such difference in the form of consideration elected by Henkel pursuant to Section 4.5. In the event such election shall have been for Ecolab Common Stock, Henkel shall surrender for cancellation that number of shares of Ecolab Common Stock with a value equal to such difference, with such valuation determined pursuant to the procedures set forth in Section 4.6; provided, however, that Henkel may elect to pay to Ecolab the amount of such difference in cash (in U.S. dollars) but, in this event, the amount of cash to be paid to Ecolab shall be determined by multiplying (x) the number of shares that would have been surrendered in accordance with this sentence by (y) the average closing price of Ecolab Common Stock on the New York Stock Exchange over the fifteen consecutive trading days ending on the business day immediately preceding the date of such payment. The Final Purchase Price shall be deemed to be the Purchase Price for purposes of this Agreement, except, in this Article IV, as the context otherwise requires. Any disputes regarding the Post-Signing Audited Financial Statements of the JV Entities (taken as a whole) for the fiscal year ended November 30, 2001, or the calculation of the Final Purchase Price, shall be resolved in accordance with Section 4.4.

4.4 Disagreement. Notwithstanding Article XV hereof, if Ecolab and Henkel disagree as to the amount of the Actual 2001 Adjusted EBIT, Ecolab and Henkel shall promptly consult with each other in an effort to resolve such dispute. If the disagreement is not resolved within fifteen (15) days after the date of consultation, Ecolab and Henkel shall, within ten (10) days after such 15-day period, jointly engage a neutral "Big Five" accounting firm (the "Auditor") to act as an arbitrator to resolve all points of disagreement concerning such Adjusted EBIT number. All fees and expenses relating to the work performed by any Auditor or arbitrator in accordance with this Section 4.4 shall be borne equally by Ecolab and Henkel, unless otherwise ordered by the Auditor or arbitrator.

4.5 Election as to Form of Consideration. At Henkel's option, Henkel shall irrevocably elect to have the Purchase Price paid in its entirety in cash (in Euro) or in shares of Ecolab Common Stock. Henkel shall notify Ecolab of its election at least 45 business days prior to Closing (the "First Election Date") so that Ecolab has sufficient time to arrange financing. Henkel may make its election as to the form of consideration after the First Election Date, but in any case not later than the Measurement Date (defined in Section 4.6 below) provided that, in such event, if cash is the form of consideration so elected by Henkel, then Ecolab will have the option to make such payment by delivering an unsecured, non-negotiable promissory note in the principal amount equal to the Purchase Price payable to Henkel in Euro with a maturity 60 days after Closing and bearing interest at the two-month LIBOR rate plus thirty (30) basis points, as quoted on Telerate page number 3750 as of 11:00 a.m. London time, per annum. Once Henkel notifies Ecolab of its election pursuant to this Section, the election may not be revoked or changed.

4.6 Consideration Paid With Ecolab Shares. If Henkel elects to have the Purchase Price paid by Ecolab in shares of Ecolab Common Stock, then the Purchase Price shall be converted into U.S. Dollars at the average of the Dollar/Euro reference exchange rates as announced by the European Central Bank (the "Exchange Rate Average") for the 15 business days immediately prior to the date that is 5 business days before Closing (such date, the "Measurement Date"). Subject to Section 4.7 below, after giving effect to such currency exchange rate calculation, the U.S. Dollar equivalent of the Purchase Price shall then be divided by $41.0625 per share to yield a number of shares of Ecolab Common Stock that will be delivered to Henkel as the Purchase Price.

 4.7 Collar on Number of Ecolab Shares. Notwithstanding anything in this Agreement to the contrary, the number of shares of Ecolab Common Stock to be issued by Ecolab and delivered to Henkel at Closing shall not be greater than 13,203,672 or less than 9,270,664; so in the event that the number of shares to be issued pursuant to Section 4.6 is greater than 13,203,672 then 13,203,672 shall be the number of shares issued pursuant to this Agreement, and in the event the number of shares is less than 9,270,664, then 9,270,664 shall be the number of the shares issued pursuant to this Agreement, and, in any such case, no further Purchase Price shall be due. Notwithstanding the foregoing or any other provision of this Agreement, in no case shall shares of Ecolab Common Stock be issued hereunder which would cause Henkel to exceed the Permitted Percentage (as defined in the Amended and Restated Stockholder's Agreement) and the shares issued pursuant to this Agreement shall be capped accordingly.

                                    ARTICLE V

5.       CLOSING

5.1. Closing Date and Conditions. Subject to Articles XI and XII hereof, the closing of the transactions provided for in the Transaction Documents (the "Closing") shall take place at Henkel's offices in Dusseldorf, at 11:00 a.m., local time, on the later of (a) January 2, 2002, or (b) the fifth (5th) business day following the satisfaction of or waiver of all of the closing conditions set forth in Articles XI and XII hereof, or at such other location or time as the parties hereto may agree (the "Closing Date").

5.2. Deliveries by Henkel. At the Closing, Henkel will, or will cause the Henkel Entities or the JV Entities to, take all necessary action to convey, transfer and assign the JV Interests to Ecolab or the Ecolab Entities, and to enter into such agreements and take such other actions as may be reasonably required, in the respective jurisdictions where the JV Entities are located, for the consummation of the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement, all in accordance with the Transaction Documents, the Amended and Restated Stockholder's Agreement and the Structuring Plan. In furtherance of and without limiting the generality of the foregoing, Henkel will, or will cause the Henkel Entities or the JV Entities to, deliver or cause to be delivered to Ecolab:

         (a) stock certificates, partnership certificates, limited liability company certificates and other similar instruments representing the JV Interests, free and clear of Encumbrances, other than restrictions on Transfer pursuant to applicable securities laws, which certificates shall be duly endorsed to Ecolab or the Ecolab Entities, as set forth in the Structuring Plan, or accompanied by duly executed stock powers, notarial deeds or other applicable transfer documents in form reasonably satisfactory to Ecolab, along with the originals of any of the stock ledgers, minute books and other corporate, partnership, limited liability company and similar records of the JV Entities held by Henkel;

         (b) a certificate of Henkel, in form reasonably satisfactory to Ecolab, certifying (i) as to the accuracy of Henkel's representations and warranties under this Agreement and the other Transaction Documents at and as of the Closing, (ii) that Henkel has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Henkel under this Agreement at or before the Closing, and (iii) that the conditions precedent set forth in Article XI have been satisfied or waived;

         (c) resignations (effective as of the Closing Date) of the members of the Shareholders Committees and of the Boards of Directors of the JV Entities appointed by Henkel;

         (d) an executed original of each relevant Transaction Document and the Amended and Restated Stockholder's Agreement;

         (e) (i) a certified copy of a recent excerpt from the Commercial Register at the Lower Court of Dusseldorf regarding the registration of Henkel from a day dated less than 30 days prior to the Closing Date, and (ii) an excerpt signed by the Secretary of the committee of the minutes of a stockholders' committee (Gesellschafterausschuss) meeting in which the committee members have with the requisite majority approved the execution, delivery and performance of this Agreement and the other Transaction Documents and the Amended and Restated Stockholder's Agreement and consummation of all of the transactions contemplated by such agreements;

         (f) a written legal opinion of Henkel's General Counsel in a form agreed to by the parties reasonably in advance of the Closing and covering customary matters; and

         (g) such other documents in form and substance reasonably satisfactory to Ecolab, as may be reasonably requested by Ecolab in order to effect the Closing or complete the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement.

5.3. Deliveries by Ecolab. At the Closing, Ecolab will, or will cause its Subsidiaries to, take all necessary actions and enter into such agreements as may be reasonably required, in the respective jurisdictions where the JV Entities are located, for the consummation of the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement, all in accordance with the Transaction Documents, the Amended and Restated Stockholder's Agreement and the Structuring Plan. In furtherance of and without limiting the generality of the foregoing, Ecolab will, or will cause its Subsidiaries to, deliver or cause to be delivered to Henkel:

         (a)   the Purchase Price consideration to be paid to Henkel;

         (b) a certificate of Ecolab, in form reasonably satisfactory to Henkel, certifying (i) as to the accuracy of Ecolab's representations and warranties at and as of the Closing, (ii) that Ecolab has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Ecolab under this Agreement at or before the Closing, and (iii) that the conditions precedent set forth in Article XII have been satisfied or waived;

         (c) an executed original of each relevant Transaction Document and the Amended and Restated Stockholder's Agreement;

         (d) a copy of each of (i) the text of the resolutions adopted by the Board of Directors of Ecolab authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement and the consummation of all of the transactions contemplated by this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement, (ii) the Bylaws of Ecolab, along with certificates executed on behalf of Ecolab by its corporate secretary certifying to Ecolab that such copies are true, correct and complete copies of such resolutions and Bylaws, respectively, and that such resolutions and Bylaws were duly adopted and have not been amended or rescinded; and (iii) a good standing certificate with respect to Ecolab certified by the Secretary of State of the State of Delaware as of a date not more than thirty (30) days prior to Closing;

         (e) a written legal opinion of Ecolab's General Counsel in a form agreed to by the parties reasonably in advance of the Closing and covering customary matters and

         (f) such other documents in form and substance reasonably satisfactory to Henkel, as may be reasonably requested by Henkel in order to effect the Closing or complete the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement.

5.4. Further Assurances. After the Closing Date, each party hereto shall, or shall cause its respective Affiliates to, from time to time, at the request of the other party and without further cost or expense to the party making the request, execute and deliver (and, if appropriate, file) or cause to be executed and delivered (and, if appropriate, filed) such other instruments of conveyance and transfer as the other party may reasonably request and continue to use reasonable efforts to obtain any consents, approvals, authorizations and waivers necessary in order to more effectively consummate the transactions contemplated herein, in the other Transaction Documents and in the Amended and Restated Stockholder's Agreement.

                                   ARTICLE VI

6.       REPRESENTATIONS AND WARRANTIES OF HENKEL

Henkel hereby represents and warrants to Ecolab that:

6.1 Corporate Organization, etc. Henkel and each of the Henkel Entities is a corporation or partnership duly organized, validly existing and, if relevant, in good standing under the laws of the jurisdiction of its incorporation or formation, and each has all requisite corporate or partnership power and authority to own, operate and lease its respective properties and assets and to conduct its respective businesses as now conducted and is qualified to do business in each jurisdiction where the nature of its properties, assets or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Henkel and the Henkel Entities, taken as a whole.

6.2 Authorization, etc. Henkel and each of the Henkel Entities has the full power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and the Amended and Restated Stockholder's Agreement to be executed, delivered and carried out by it and to consummate the transactions contemplated thereby. Henkel has, and prior to the Closing Date all Henkel Entities shall have, taken all necessary corporate or partnership action to authorize the execution, delivery and performance of this Agreement. Henkel and the Henkel Entities shall have, prior to the Closing Date, taken all necessary corporate or partnership action to authorize the execution, delivery and performance of the other Transaction Documents and the Amended and Restated Stockholder's Agreement. This Agreement is, and the other Transaction Documents and the Amended and Restated Stockholder's Agreement will be, when executed and delivered, legal, valid and binding agreements of Henkel and the appropriate Henkel Entities, enforceable against them in accordance with their terms, except to the extent that (a) such enforceability may be limited by laws of public policy or bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors, rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

6.3 No Violation; No Consent. Except as set forth in Schedule 6.3, the execution and delivery of the Transaction Documents and the Amended and Restated Stockholder's Agreement and the consummation of the transactions contemplated thereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party or result in the creation or imposition of any Encumbrance on any of the assets or properties of Henkel under the Charter (Satzung) of Henkel or the constituent documents of any Henkel Entity or any JV Entity, any Applicable Laws or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which Henkel, any Henkel Entity or any JV Entity is a party or by which Henkel, any Henkel Entity, any JV Entity or any of its or their properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Governmental Entity to which Henkel, any Henkel Entity, any JV Entity or any of its or their properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of Henkel or any Henkel Entity to perform its obligations under the Transaction Documents and the Amended and Restated Stockholder's Agreement, have a Material Adverse Effect on Henkel and its Subsidiaries, taken as a whole, or the JV Entities, taken as a whole, or materially diminish the benefits intended to be afforded to Ecolab under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement. The execution, delivery and performance by Henkel or any Henkel Entity of this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Entity, except as contemplated in Section 8.1(b), filings under the Exchange Act (as hereinafter defined), and except for such consents, approvals or authorizations the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the JV Entities, taken as a whole, or materially diminish the benefits intended to be afforded to Ecolab under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement

6.4 Capitalization; Ownership. Henkel and the Henkel Entities, as appropriate, own, beneficially and of record, the JV Interests, free and clear of all Encumbrances other than restrictions on Transfer pursuant to applicable securities laws, and have, subject to compliance with such securities laws, full power and legal right to sell, assign, transfer and deliver the same to Ecolab. Upon consummation of the transactions contemplated by the Transaction Documents, Ecolab shall acquire in accordance with the Structuring Plan all issued and outstanding shares of each class of capital stock and all partnership interests or other equity interests of the JV Entities free and clear of all Encumbrances other than restrictions on Transfer pursuant to applicable securities laws.

6.5 Compliance with Laws, etc. Henkel, each Henkel Entity and the JV Entities have obtained and maintain in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations and qualifications under all federal, state, local and foreign laws and regulations, and with all Governmental Entities, required for the conduct by them of their businesses and the ownership or possession by them of their properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on the JV Entities, taken as a whole. The business of each of Henkel, the Henkel Entities and the JV Entities has each been conducted in compliance with all Applicable Laws (excepting environmental matters which are set forth in the Environmental Agreement), other than where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the JV Entities, taken as a whole.

6.6 Financial Statements. Except as set forth in the notes thereto, the Audited Financial Statements were, and the Post-Signing Audited Financial Statements will be, prepared from the books and records of the JV Entities and present fairly, and the Post-Signing Audited Financial Statements will present fairly, in all material respects, the financial position of the JV Entities as of the respective dates of said balance sheets and the results of their operations and their cash flows for the periods then ended in conformity with GAAP consistently applied.

6.7 Undisclosed Liabilities. The JV Entities have no Liabilities, except Liabilities (a) adequately provided for in the balance sheet which is part of the Unaudited Financial Statements as of August 31, 2000, or
         (b) which would not, individually or in the aggregate, have a Material Adverse Effect on the JV Entities, taken as a whole.

6.8 No Material Adverse Change, etc. Since August 31, 2000, the business of each of the JV Entities has been conducted only in the ordinary and usual course consistent with past practice, except for matters jointly approved by Henkel and Ecolab at a meeting of the Board of Directors of a JV Entity. Since August 31, 2000 the JV Entities, taken as whole, have not suffered a Material Adverse Effect.

6.9 JV Entities' Assets. The properties and assets owned, leased or licensed by the JV Entities, together with the Lease Agreement, the properties transferred or licensed to JV Entities by Henkel under the Intellectual Property Plan and the services provided JV Entities by Henkel under the Services Agreements and the Toll Manufacturing Agreements, shall permit Ecolab immediately after the Closing to continue to conduct the business of the JV Entities substantially as it has heretofore been conducted. Except for Henkel's manufacturing facilities, the properties covered by the Lease Agreement, and certain of Henkel's facilities used to render the services set forth on Exhibit G hereto, there is no material real or personal property owned by Henkel or by any of its Affiliates (other than the JV Entities) which is used or held for use primarily in the operation of the JV Entities. Except as would not have a Material Adverse Effect on the JV Entities, taken as a whole, neither Henkel nor any Henkel Entity has received, written notice of any proceedings, claims or disputes affecting any material real or leased property which is used or held for use in connection with the business of the JV Entities that might curtail or interfere with the use of any such real or leased property. Except as would not have a Material Adverse Effect on the JV Entities, taken as a whole, there is no condemnation proceeding, expropriation or other exercise of power of eminent domain pending or, to the knowledge of Henkel, threatened which would impair or preclude the use of any material real or personal property (whether owned, leased or licensed) by the JV Entities.

6.10 Transactions with Affiliates. The services agreements listed on Exhibit G the toll manufacturing and supply agreements listed on Exhibit F, and the lease for Henkel's training center and laundry facilities constitute all material agreements or arrangements between Henkel or any of its Affiliates (other than the JV Entities), on the one hand, and any JV Entity, on the other hand, in effect as of the date hereof and, as of the Closing Date, no further such affiliated arrangement shall exist which has not been approved in writing by Ecolab.

6.11 Investment Representation. Any shares of Ecolab Common Stock delivered pursuant to this Agreement will be subject to the Amended and Restated Stockholder's Agreement and are being acquired by Henkel for its own account and not with a view to the public distribution thereof. Henkel acknowledges that the sale of the Ecolab Common Stock pursuant to this Agreement has not been registered under Applicable Laws (including, without limitation, the Securities Act of 1933, as amended, and any state, local or foreign securities law) and that the Ecolab Common Stock may not be Transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all Applicable Laws.

6.12 Disclosure. Henkel does not make any representation or warranty regarding the transactions contemplated by this Agreement, except as set forth in this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement.

                                   ARTICLE VII

7.       REPRESENTATIONS AND WARRANTIES OF ECOLAB

Ecolab represents and warrants to Henkel as follows:

7.1. Corporate Organization, etc. Ecolab and each Ecolab Entity existing on the date hereof is, and each Ecolab Entity organized after the date hereof will be prior to the Closing Date, a corporation or partnership duly organized, validly existing and, if relevant, in good standing under the laws of the jurisdiction of its incorporation or formation, and each has, and each Ecolab Entity organized after the date hereof will have prior to the Closing Date, all requisite corporate or partnership power and authority to own, operate and lease its respective properties and assets and to conduct its respective businesses as now conducted and is, and each Ecolab Entity organized after the date hereof will be prior to the Closing Date, qualified to do business in each state or other jurisdiction where the nature of its properties, assets or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole.

7.2.     Authorization, etc.

         (a) Ecolab and each of the Ecolab Entities existing on the date hereof has, and each Ecolab Entity organized after the date hereof will have prior to the Closing Date, the full power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and the Amended and Restated Stockholder's Agreement to be executed, delivered and carried out by it and to consummate the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement. Ecolab has, and prior to the Closing Date all Ecolab Entities shall have, taken all necessary corporate or partnership action to authorize the execution, delivery and performance of this Agreement. Ecolab and the Ecolab Entities shall have, prior to the Closing Date, taken all necessary corporate or partnership action to authorize the execution, delivery and performance of the other Transaction Documents and the Amended and Restated Stockholder's Agreement. This Agreement is, and the other Transaction Documents and the Amended and Restated Stockholder's Agreement will be, when executed and delivered, legal, valid and binding agreements of Ecolab and the appropriate Ecolab Entities, enforceable against them in accordance with their terms, except to the extent that
               (i) such enforceability may be limited by laws of public policy or bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         (b) The Board of Directors of Ecolab has taken all steps necessary to authorize the acquisition by Henkel of Ecolab Common Stock pursuant to the Transaction Documents and as permitted by the Amended and Restated Stockholder's Agreement under Section 203 of the Delaware General Corporation Law and neither the execution of the Transaction Documents and the Amended and Restated Stockholder's Agreement nor the acquisition of such Ecolab Common Stock by Henkel shall create any rights for other stockholders or impair Henkel's rights as a stockholder under the Rights Agreement, dated February 24, 1996, between Ecolab and First Chicago Trust Company of New York, as rights agent.

7.3. No Violation; No Consent. The execution and delivery of the Transaction Documents and the Amended and Restated Stockholder's Agreement and the consummation of the transactions contemplated thereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party or result in the creation or imposition of any Encumbrance on any of the assets or properties of Ecolab under the Restated Certificate of Incorporation or Bylaws of Ecolab or the constituent documents of any Ecolab Entity, any Applicable Laws or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which Ecolab or any Ecolab Entity is a party or by which Ecolab, any Ecolab Entity or any of its or their properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Governmental Entity to which Ecolab, any Ecolab Entity or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of Ecolab or any Ecolab Entity to perform its obligations under the Transaction Documents and the Amended and Restated Stockholder's Agreement, have a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole, or materially diminish the benefits intended to be afforded to Henkel under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement. The execution, delivery and performance by Ecolab of this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Entity, except as contemplated in Section 8.1(b) and except for such consents, approvals or authorizations the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole, or materially diminish the benefits intended to be afforded to Henkel under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement.

7.4. Compliance with Laws, etc. Ecolab and each Ecolab Entity has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations and qualifications under all federal, state, local and foreign laws and regulations, and with all Governmental Entities, required for the conduct by them of their businesses and the ownership or possession by them of their properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Ecolab and the Ecolab Entities, taken as a whole. The business of Ecolab and the Ecolab Entities has each been conducted in compliance with all Applicable Laws, other than where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on Ecolab and the Ecolab Entities, taken as a whole.

7.5.     Capital Stock.

         (a) The shares of Ecolab Common Stock acquired by Henkel pursuant to the Transaction Documents and the Amended and Restated Stockholder's Agreement, when issued and delivered by Ecolab pursuant to the Transaction Documents and the Amended and Restated Stockholder's Agreement, will be in due and proper form, will have been duly authorized by all necessary corporate action on the part of Ecolab, and will be validly issued, fully paid and non-assessable. Henkel, or its designee in accordance with the Structuring Plan, will acquire valid and marketable title to such shares of Ecolab Common Stock issued on the Closing Date, free and clear of any Encumbrances except as contemplated by this Agreement, the Amended and Restated Stockholder's Agreement or as the result of actions taken by Henkel or pursuant to applicable securities laws.

         (b) As of the date hereof, the authorized capital stock of Ecolab consists of 200,000,000 shares of Ecolab Common Stock, of which 127,014,480 shares were issued and outstanding as of October 31, 2000 (excluding approximately 20,368,740 shares held in treasury as of such date), and 15,000,000 shares of preferred stock, without par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of Ecolab Common Stock have been validly issued and are fully paid and non-assessable.

         (c) On the date hereof, there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating Ecolab or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, to any person any shares of Ecolab Common Stock or any other shares of the capital stock of Ecolab or any shares of the capital stock of any Ecolab Entity, other than the organization of certain Ecolab companies as contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement, or any securities convertible into or exchangeable for any such shares, or obligating any such person to grant, extend or enter into any such agreement or commitment, except (i) as contemplated by the Amended and Restated Stockholder's Agreement dated June 26, 1991 between Henkel and Ecolab, the Transaction Documents and the Amended and Restated Stockholder's Agreement, (ii) 1,000,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement dated February 24, 1996 between Ecolab and First Chicago Trust Company of New York as rights agent, and (iii) 16,405,502 shares of Common Stock reserved pursuant to Ecolab's employee and director benefit, incentive and compensation plans as of October 31, 2000. No class of capital stock of Ecolab is entitled to preemptive rights.

7.6. SEC Filings. Ecolab has filed with the Securities and Exchange Commission (the "SEC") all proxy statements and periodic reports required to be filed by it since January 1, 2000 (collectively, the "Ecolab SEC Reports") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Henkel acknowledges that it has received copies of the Ecolab SEC Reports filed with the SEC. Each Ecolab SEC Report was in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and did not on the date of its filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.7. Financial Statements. Except as set forth in the notes thereto, the audited financial statements included in the Ecolab SEC Reports were prepared from the books and record of Ecolab and present fairly, in all material respects, the financial position of Ecolab and its consolidated Subsidiaries as of the date of such financial statements and the results of their operations and their cash flows for the periods then ended in conformity with GAAP consistently applied.

7.8. Investment Representation. Ecolab (including any relevant Affiliate) is acquiring the JV Interests for its own account for the purpose of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person. Ecolab acknowledges that the sale of the JV Interests has not been registered under Applicable Laws (including, without limitation, the Securities Act of 1933, as amended, and any state, local or foreign securities law) and that the JV Interests may not be Transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all Applicable Laws.

7.9. Disclosure. Ecolab does not make any representation or warranty regarding the transactions contemplated by this Agreement except as set forth in this Agreement, the other Transaction Documents and the Amended and Restated Stockholder's Agreement.

                                  ARTICLE VIII

8.       COVENANTS OF ECOLAB AND HENKEL

8.1.     Nonassignability; Consents and Approvals.

         (a) Ecolab and Henkel shall each use its reasonable efforts to ensure that the approvals, authorizations, orders, rulings and consents of and filings and registrations required under Applicable Laws with Governmental Entities including, without limitation, filings under any Antitrust Laws and other approvals and consents of other Persons necessary for the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement to be consummated are obtained or made at the earliest possible times.

         (b) Without limiting the generality of the undertakings pursuant to this Section 8.1, Ecolab and Henkel agree to take or cause to be taken the following actions:

               (i) File any Notification and Report Form and related materials required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act") as soon as practicable and in any event not later than thirty (30) days after the later of the date hereof and the date on which such filing becomes necessary;

               (ii) Provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any Antitrust Laws ("Governmental Antitrust Entity") filings, notifications, information and documents required or requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement; Ecolab takes the lead in these filings in Europe; Henkel will cooperate and furnish all information and material pertaining to it or its Subsidiaries requested by Ecolab or any Governmental Antitrust Entity and Ecolab shall be entitled to rely on the accuracy of such information and material. If any party hereto receives such a request for additional information or documents, then such party shall promptly provide to the other copies of such request and endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any such request; and

               (iii) In the event of any pending or threatened preliminary injunction or other order, decree, ruling, executive order or Applicable Laws that would make unlawful, prevent, delay or otherwise adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, each party shall promptly use its reasonable efforts to take any and all steps (including, without limitation, the posting of a bond) necessary to lift, rescind, vacate, modify or suspend such action so as to permit such consummation (including, without limitation, negotiating in good faith mutually satisfactory remedial commitments with any and all Governmental Antitrust Entities and litigating, contesting or otherwise challenging in good faith any such actions). Notwithstanding the foregoing sentence, neither party shall be obligated to appeal the decision of an agency or a court of competent jurisdiction which enters a final or preliminary order or injunction enjoining the consummation of the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement.

         (c) Each party hereto shall promptly inform the other of any material communication from any Governmental Antitrust Entity regarding any of the transactions contemplated hereby. Ecolab and Henkel agree that all meetings, and to the extent reasonably practicable all telephonic calls, with a Governmental Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section 8.1(c) shall include representatives of each of Ecolab and Henkel.

         (d) Without prejudice to Articles XI and XII hereof, in the event that any such approvals, authorizations, orders, rulings and consents of Governmental Entities cannot be obtained or can only be obtained under certain conditions, (i) Ecolab and Henkel shall use their reasonable efforts to negotiate in good faith suitable substitute arrangements that will permit the Closing Date to occur with the least onerous consequences possible and without material adverse consequences to the respective benefits to be derived therefrom by the parties and (ii) the burdens of any such arrangements shall be shared equitably, including through possible reduction of the Purchase Price.

         (e) To the extent that any agreement or any license, permit or approval used in or associated with the business of the JV Entities (excluding, in each case, agreements, licenses, permits and approvals relating to Patents, Technology and Trademarks) and otherwise contemplated to be assigned or transferred by the Transaction Documents is not capable of being assigned or transferred without the consent or waiver of the issuer thereof or the other party thereto or any third party, or if such assignment or transfer would constitute a breach thereof or a violation of any legal requirement, the Transaction Documents shall not constitute an assignment or transfer thereof or an attempted assignment or transfer thereof, unless and until such consent or waiver of such issuer or other party or parties has been duly obtained or such assignment or transfer has otherwise become lawful.

         (f)   To the extent that any of the consents or waivers referred to in
               Section 8.1(e) hereof are not obtained by Henkel, or until the difficulties of transfer referred to therein are resolved, Henkel shall use its reasonable efforts to (i) provide or cause to be provided to the JV Entities the benefits of any permit, approval, contract or license referred to in Section 8.1(e) hereof, (ii) cooperate in any arrangement, reasonable and lawful as to Henkel designed to provide such benefits to the JV Entities, and (iii) enforce for the account and at the expense and direction of the JV Entities and Ecolab any rights of any of the JV Entities arising from any such licenses, permits, approvals and contracts against such issuer or the other party or parties referred to in
               Section 8.1(e) hereof, including, without limitation, the right to elect to terminate in accordance with the terms thereof on the advice of Ecolab.

8.2.     Confidentiality and Announcements.

         (a) Henkel undertakes to Ecolab on behalf of itself and its Subsidiaries, that it shall keep confidential and shall not, without the prior written consent of Ecolab, disclose to any person, nor use or exploit commercially for its own purposes, any information relating to the Transaction Documents and the Amended and Restated Stockholder's Agreement or the customers, business or affairs of the JV Entities or of Ecolab or its respective Subsidiaries which it has, or which it may have received or in the future acquire, (i) as a result of the negotiating or entering into of the Transaction Documents and the Amended and Restated Stockholder's Agreement, (ii) through the holding of Ecolab Common Stock, or (iii) through the previous ownership or operation by it or one of its Subsidiaries of assets of the JV Entities, otherwise than as permitted or contemplated under said agreements; provided, however, that Henkel may disclose such information (A) to its Subsidiaries for any purposes reasonably incidental to the purposes of the Agreement, (B) to its advisors for use in connection with rendering advice with respect to the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement and (C) as is required to be disclosed by operation of law or any stock exchange regulations or any binding judgment or order, or by any requirement of any competent Governmental Entity. In performing its obligations under this Section 8.2(a), Henkel shall apply such standards of confidentiality as it applies generally in relation to its own confidential information. Henkel shall use all reasonable efforts to ensure that its employees and agents and those of its Subsidiaries observe such confidentiality.

         (b) Ecolab undertakes to Henkel on behalf of itself and its Subsidiaries, that it shall keep confidential and shall not, without the prior written consent of Henkel, disclose to any person, nor use or exploit commercially for its own purposes, any confidential and proprietary information of Henkel, except as contemplated by this Agreement or as permitted by the Transaction Documents.

         (c)   Section 8.2(a) and (b) shall not apply to information:

               (i) acquired from a third party with the right to divulge the same;

               (ii) which, prior to the Closing, Ecolab and Henkel have jointly decided to disclose; or

               (iii) which is or becomes within the public domain (otherwise than through the fault of the recipient party).

         (d) No announcement in connection with the subject matter of the Transaction Documents and the Amended and Restated Stockholder's Agreement shall be made or issued by or on behalf of any of the parties hereto (or any of their Subsidiaries) prior to or upon the Closing without the prior written approval of both Ecolab and Henkel (such approval not to be unreasonably withheld or delayed), except as permitted by the Communications Plan or as may be required by law, by any stock exchange or by any Governmental Authority.

8.3. Structuring Plan. Attached hereto as Exhibit A is the Structuring Plan developed for the transactions contemplated by the Transaction Documents. The parties shall take the actions contemplated by the Structuring Plan prior to Closing.

8.4. Cooperation. Prior to the Closing, the parties shall cooperate to fulfill all conditions specified herein and to do all things necessary to consummate the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement. The parties shall make all joint filings as are required or agreed upon by the parties and shall make such individual filings as are required or appropriate, but only upon consultation with the other party and after giving reasonable consideration to such party's comments, if any. On and after the Closing Date, the parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions of the Transaction Documents and the Amended and Restated Stockholder's Agreement including, without limitation, putting Ecolab in possession and operating control of the JV Interest and the business of the JV Entities.

8.5.     Tax Matters.

         (a)   Henkel's Tax Indemnity.

               (i) Notwithstanding any other provisions of this Agreement (other than and subject to Section 8.5(b)(ii)), from and after the Closing Date, Henkel shall be liable to, and shall indemnify and hold harmless, Ecolab, each of the JV Entities, and their respective officers, directors and Affiliates (with such indemnification payment to be made to the individual or entity determined by Ecolab) against the following amounts:

                      (A) 100% of any and all Taxes Imposed on Henkel or any
               Affiliate of Henkel (other than a JV Entity) in any period, whether or not incurred in connection with the transactions contemplated by this Agreement;

                      (B) 50% of any and all Taxes Imposed on any JV Entity with respect to taxable years or periods ending on or before the Closing Date;

                      (C) with respect to taxable years or periods beginning
               before the Closing Date and ending after the Closing Date (a "Straddle Period"), 50% of any and all Taxes Imposed on any JV Entity which is allocable, pursuant to Section 8.5(a)(ii), to the portion of such Straddle Period ending on the Closing Date (the "First Interim Period") (the First Interim Period and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"); and

                      (D) 100% of any and all German trade income tax Imposed
               on Henkel Ecolab GmbH OHG & Co. (the "German Partnership") as a result of the capital gain realized by Henkel upon the sale of its partnership interest in the German Partnership.

               (ii) In any case where the Closing Date is not treated as the last day of the taxable year or period of a JV Entity with respect to Taxes that are payable in respect of the First Interim Period, the portion of any such Tax that is allocable to the First Interim Period shall be:

                      (A) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) Imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that exemptions, allowances and deductions such as depreciation deductions calculated on an annual basis shall be prorated between the First Interim Period and the remainder of the Straddle Period and ignoring any Tax loss carryback from a subsequent period); and

                      (B) in the case of Taxes not described in clause (A) above
               (such as Taxes on capital) that are Imposed on a period basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the First Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

         (b) Ecolab's Tax Indemnity. Ecolab shall be liable for, and shall indemnify and hold Henkel harmless against:

               (i) any and all Taxes Imposed on any JV Entity relating or apportioned to any taxable year or portion thereof ending after the Closing Date (a "Post-Closing Period"), including Taxes for the Straddle Period not allocable to the First Interim Period; and

               (ii) all transfer, real estate transfer, recording, deed or stamp taxes resulting from the transfers described in the Structuring Plan.

         (c) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after either Henkel's or Ecolab's request, Ecolab shall, or shall cause JV Entities to, deliver to Henkel or Henkel shall deliver to Ecolab, as the case may be, such information and other data relating to the Tax Returns and Taxes of Ecolab or any JV Entity and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Henkel, Ecolab or the JV Entities to satisfy their accounting or Tax requirements. For a period of five (5) years from and after the Closing, Ecolab and Henkel shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 8.5(c). After such five-year period, Ecolab or the Henkel may dispose of such information, books and records, provided that prior to such disposition, Ecolab or Henkel shall give the other party the opportunity to take possession of such information, books and records. Henkel shall maintain, and provide to Ecolab on a timely basis, such records as are requested by Ecolab to comply with its obligations pursuant to Section 6038A of the Code.

         (d) Resolution of Disagreements between Ecolab and Henkel. Notwithstanding Article XV hereof, if Ecolab and Henkel disagree as to the amount of Taxes for which Ecolab and Henkel are liable under this Agreement, Ecolab and Henkel shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen (15) days after the date of consultation, Ecolab and Henkel shall within ten (10) days after such 15-day period jointly engage an Auditor (as defined in Section 4.3) to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement. All fees and expenses relating to the work performed by any Auditor or arbitrator in accordance with this Section 8.5(d) shall be borne equally by Ecolab and Henkel, unless otherwise ordered by the Auditor or arbitrator.

         (e) Obligations Absolute. Notwithstanding any other provision of this Agreement, the covenants contained in Section 8.5 shall be unconditional and absolute and shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations.

8.6.     Regulatory Matters.

         (a) Henkel and Ecolab agree, from the date hereof and prior to Closing, to cause the JV Entities to prepare and make available a more detailed Schedule 9.2(c) with information broken down on a country-by-country basis and containing the input of additional JV Entity employees, in local jurisdictions and with applicable expertise, who were not, as of the date hereof, involved in the preparation of this Agreement. Without limiting the generality of the foregoing, such detailed Schedule 9.1(c) shall contain the following information:

               (i) the status and nature of each significant current, pending or lapsed product or equipment registration or approval including, identification of the agency, registration or approval identification number and the registered or approved use category;

               (ii) the name of the JV Entity in which such registration or approval is held (and, if held in Henkel's name, such registrations or approvals shall be transferred to Ecolab or a JV Entity, at Ecolab's option and at Ecolab's cost);

               (iii) a summary of the environmental, health, safety and other data which underlies or supports such registration and the owner and location of such data;

               (iv) a risk assessment regarding contemplated or pending legislative or regulatory proposals or scrutiny which might adversely impact product formulations or sales, such as restrictions on the use of certain ingredients like EDTA, NTA, chlorine, boric acids, surfactants, biocides and so forth; and identification of the specific product formulations and the sales which might be adversely impacted;

               (v) a list of the various industry consortia or other groups to which Henkel or the JV Entities belong regarding the foregoing matters, including a summary of the current activities; and

               (vi) a detailed list of the services, such as packaging certification, provided by Henkel to the JV Entities and the costs and other material terms and conditions therefor.

         (b) Following the Closing, Ecolab shall have continuing rights to copy, access, cite and otherwise use environmental, health, safety and other information or data owned or held by Henkel and needed to:

               (i) maintain or obtain existing, pending or future product and equipment registrations and approvals, supplemental registrations and approvals or registration and approval amendments;

               (ii)   maintain or obtain customer relationships; or

               (iii) respond to governmental or regulatory or public interest inquiries.

8.7.     Employee Matters.

         (a) The parties acknowledge that various amendments or changes to the Plans will need to be made (including, without limitation, the termination of some of the Plans) in connection with the transactions contemplated by this Agreement due to the provisions of such Plans or Applicable Laws, and that such amendments or changes could affect the employees of the JV Entities. Accordingly, the parties agree to cooperate as to the timing, nature, scope and terms of such amendments or changes so as to reduce the effect of such amendments or changes on the employees of the JV Entities.

         (b) The parties agree that (i) all assets directly or indirectly held by Henkel, an Affiliate of Henkel or an agent of Henkel to provide benefits to employees of the JV Entities will be transferred to Ecolab, Ecolab's Affiliates or the JV Entities, as Ecolab directs, and (ii) any assets that are held to provide benefits for both employees of Henkel or an Affiliate of Henkel, on the one hand, and employees of the JV Entities, on the other hand, will be (aa) divided pro-rata between Henkel or an Affiliate of Henkel (as the case may be) and the JV Entities in the same proportion as the Liability for such benefits is divided between them and (bb) transferred to Ecolab, Ecolab's Affiliates or the JV Entities, as Ecolab directs.

         (c) The parties also acknowledge that the Applicable Laws of various of the local jurisdictions contain requirements as to notification requirements relating to work councils associated with the JV Entities in such jurisdiction. The parties agree to comply with such requirements in accordance with such Applicable Laws and reasonably cooperate with each other as to the timing, delivery and content of such notifications in accordance with the terms of the Communications Plan.

8.8. Treasury Matters. Henkel and Ecolab agree, from the date hereof and prior to Closing, to cause the JV Entities to make available detailed information and documents concerning the treasury function and treasury matters of the JV Entities. Without limiting the generality of the foregoing, such information and documents shall include cash investments, short- and long-term financing arrangements, related party financings, transactional banking structure, derivative positions and investments of benefit plan assets.

8.9      Conduct of the Business of the JV Entities Pending Closing.

         (a) From the date hereof until the Closing, except as otherwise contemplated by this Agreement, the parties shall cause the JV Entities to conduct their business only in the ordinary course as conducted on the date hereof, and the parties shall use, and shall cause the JV Entities to use, their reasonable efforts (i) to preserve in all material respects their respective present business organizations, assets, operations, goodwill and relationships with third parties, (ii) to keep available the services of the present officers and employees except as may be otherwise agreed by Henkel and Ecolab, (iii) to confer and consult with each of the parties concerning operational matters of the JV Entities, and (iv) to otherwise report periodically to the parties as requested by the parties concerning the status of the business, operations, and finances of such JV Entities.

         (b) Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise contemplated by this Agreement, the parties shall:

               (i) cause each of the JV Entities to use all reasonable efforts to carry on its business and operations substantially in the manner carried on as of the date hereof, and will not permit the JV Entities to engage in any activity or transaction or make any commitment to purchase or spend money other than in the ordinary course of its business and in accordance with its year 2001 plan and budget; and

               (ii) not permit any JV Entity to materially increase any compensation, commission, bonus or employee benefit to any director, officer, employee or independent contractor as such.

8.10 Post-Signing Financial Statements. Henkel and Ecolab agree, from the date hereof until the Closing, to cause the JV Entities to prepare and make available to each of them the Post-Signing Audited Financial Statements, as well as interim financial statements, prepared for the same periods and in the same manner as is consistent with the past practice of the JV Entities, but in any case no less than quarterly. Such Financial Statements will be prepared from the books and records of the JV Entities and will present fairly, in all material respects, the financial position of the JV Entities as of the dates thereof and the results of their operations for the periods indicated in conformity with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes).

8.11 Dividend. The parties shall cause the JV Entities prior to the Closing Date to declare a dividend consistent with past practice with respect to the earnings of the JV Entities (taken as a whole) for the fiscal year ended November 30, 2001 and for the period after November 30, 2001 and ending on the Closing Date.

8.12 Venezuela. On prior to December 31st, 2000, Ecolab shall (or shall cause one of its Affiliates) to enter into a definitive agreement with Henkel Venezuela (or some other Henkel Affiliate that owns the shares in Ecolab S.A. (Venezuela)) to purchase, and Henkel Venezuela shall enter into a definitive agreement with Ecolab (or one of its Affiliates) to sell, all of the shares in Ecolab S.A. (Venezuela) owned by Henkel or its Affiliates for a total consideration of $ 3,000,000 (in U.S. dollars), payable in cash. The terms of the purchase shall include limited representations (with respect to ownership of the shares and due authorization for the transaction, etc., but no representation with respect to the condition of the business of Ecolab S.A. (Venezuela)), covenants and indemnification provisions. Subject to the receipt of any necessary consents or approvals from Governmental Entities and the receipt of any material consents from third parties, the parties shall close the transaction on or before the seventieth
         (70th) day of 2001.

                                   ARTICLE IX

9.       COVENANTS OF HENKEL

9.1.     Preservation of and Access to Books and Records.

         (a) Prior to the Closing, Henkel will, and will cause its Subsidiaries and the JV Entities to, permit Ecolab and its Subsidiaries, and their advisors and auditors, through their authorized representatives, reasonable access during normal business hours (at no charge, cost or expense to Henkel, its Subsidiaries or the JV Entities) to any and all of the properties, assets, books, records and other documents of each of the JV Entities as Ecolab may reasonably request, and Henkel will, and will cause its Subsidiaries and the JV Entities to, furnish to Ecolab such information and copies of such documents and records pertaining to the JV Entities as Ecolab shall reasonably request.

         (b) Henkel shall not, and shall cause its Subsidiaries not to, destroy any books or records (including, without limitation, correspondence, memoranda, books of account, legal books, environmental reports, tax reports and returns, manufacturing, production and technical service records and the like) which have not been transferred with the JV Entities in connection with the consummation of the transactions contemplated by the Transaction Documents but which can reasonably be deemed to relate to Henkel's or its Subsidiaries' operation of the business of the JV Entities (including, without limitation, records with respect to tax, pension, severance and litigation matters), and reasonably relating to events occurring prior to the Closing and to transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing Date. After the Closing Date and for so long as such books and records are required by law to be maintained, Henkel shall ensure that any such books and records are not disposed of or destroyed without giving Ecolab forty-five (45) days notice of the intention to dispose of such books and records, during which period Ecolab shall have the right to take possession of any such books and records.

         (c)   So long as the books and records which are subject to this
               Section 9.1 are in the possession of Henkel or its Subsidiaries, Henkel shall permit, during normal business hours (at no charge, cost or expense to Henkel or its Subsidiaries), Ecolab and its Subsidiaries, as the case may be, and their auditors, through their authorized representatives, to have reasonable access to and examine and take copies of all such books and records.

         (d) Henkel shall direct its employees and those of its Subsidiaries to render any assistance which Ecolab and its Subsidiaries may reasonably request in examining or utilizing records referred to in this Section 9.1 including, without limitation, assistance related to the use of such records in the defense of any litigation related to the business of the JV Entities.

9.2 Disclosure Schedule. As of the date hereof, Henkel has caused the JV Entities to supply to Ecolab the following schedules (the "Disclosure Schedule"), a copy of which Ecolab acknowledges having received:

         (a) A description of all material real property of the JV Entities, including a description or identification of each location, the record title holder thereof and the buildings and other improvements thereon;

         (b) a list of (i) any actions, suits, inquiries, proceedings or investigations by or before any Governmental Entity pending or, to the best knowledge of Henkel, threatened against or involving any JV Entity related to the business of the JV Entities, or any product alleged to have been manufactured or sold by any JV Entity in connection with the business of the JV Entities and alleged to have been defective, or improperly designed or manufactured, in each case that is out of the ordinary course of business and seeks, or is reasonably likely to result in, damages in an amount in excess of $100,000, or which questions or challenges the validity of any of the Transaction Documents, the Amended and Restated Stockholder's Agreement or any action taken or to be taken by Henkel or any of its Subsidiaries pursuant to the Transaction Documents and the Amended and Restated Stockholder's Agreement or in connection with the transactions contemplated thereby and (ii) any circumstances which, to the knowledge of Henkel, would form a valid basis for any such action, suit, inquiry, proceeding or investigation; and

         (c) a list of all material permits, licenses, consents, approvals, registrations, memberships, authorizations and qualifications under all federal, state, local and foreign laws and regulations, and with all Governmental Entities, required for the conduct by the JV Entities of their businesses and the ownership or possession by them of their properties and assets.

         The parties acknowledge that the Disclosure Schedule does not, in and of itself, constitute a representation or warranty of Henkel and is not a representation or warranty except to the extent specifically referred to in Article VI of this Agreement.

9.3 Amendments to Disclosure Schedule. Not less than three (3) business days prior to the Closing Date, Henkel shall cause the JV Entities to provide to Ecolab amendments, if any, to the Disclosure Schedule delivered or to be delivered hereunder (the "Updated Disclosure Schedule"). Ecolab and Henkel hereby acknowledge that if the Closing occurs notwithstanding the delivery of an Updated Disclosure Schedule as contemplated above, Ecolab shall be entitled to indemnification to the extent provided by Article XIV for any new matters disclosed on the Updated Disclosure Schedule.

9.4 Resignation of Officers and Directors. Prior to or at the Closing, Henkel will cause each member of the Board of Directors (or similar governing body under local law) of each JV Entity appointed by Henkel to resign effective at the Closing.

9.5 Noncompetition. Henkel agrees that it will not, and shall ensure that its Affiliates do not, at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, engage in or have any controlling interest in, directly or indirectly, whether alone or in conjunction with any Person, anywhere in Europe, Russia or Turkey, any business which is in competition with the JV Entities in the Cleaning and Sanitizing Field as conducted by the JV Entities at Closing (a "Competing Business"), provided, however, that Henkel and its Affiliates may continue to conduct their respective businesses generally in the manner in which such businesses are being conducted on the Closing Date. Henkel and its Affiliates shall not at any time, directly or indirectly, use or purport to authorize any person to use any Technology, Patent or Trademark or the "Henkel" name in contravention of this Section 9.5. The provisions of this Section
         9.5 shall not prohibit Henkel and its Affiliates from acquiring not more than two percent (2%) of any class of securities of any company with a class of securities registered under the Securities Exchange Act of 1934, as amended, or otherwise publicly traded, provided Henkel and its Affiliates do not control such company. Further, the provisions of this Section 9.5 shall not prohibit Henkel and its Affiliates from acquiring a Competing Business in Europe, Russia and Turkey if and only if (a) Henkel or its Affiliate ceases to engage in such Competing Business within two hundred seventy (270) days after the consummation of such transaction and (b) Henkel shall have promptly first offered Ecolab, upon customary commercial terms, the exclusive opportunity, for a sixty (60) day period, to purchase such Competing Business at the same price at which Henkel acquired such Competing Business. The foregoing provisions of this Section 9.5, but not any claim previously brought thereunder, shall cease to apply on the fifth anniversary of the Closing Date.

9.6 General. Henkel shall not and shall cause its Subsidiaries not to take any action not contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement which would cause the representations or warranties made by Henkel in the Transaction Documents or the Amended and Restated Stockholder's Agreement not to be true and accurate as of the Closing.

                                    ARTICLE X

10.      COVENANTS OF ECOLAB

Ecolab covenants and agrees with Henkel as follows:

10.1. Books and Records. For a reasonable period of time after the Closing Date (which for any tax-related matters shall mean at least seven (7) years after the Closing Date), Ecolab will allow Henkel and its agents reasonable access to the relevant portions of the JV Entities' books and records for legitimate business reasons, such as the preparation of Tax Returns or the defense of litigation. Copies of such books and records may be made in accordance with this Section 10.1, at the cost of Henkel. Henkel will not use and will hold in confidence all confidential information identified as such by, and obtained from, Ecolab and any of its officers, agents, representatives or employees; provided, however, that information which (a) was in the public domain,
         (b) was in fact known to Henkel prior to disclosure by Ecolab, its officers, agents, representatives or employees, or (c) becomes known to Henkel from or through a third party who has the legal right to disclose such information, shall not be deemed to be confidential information.

10.2 General. Ecolab shall not and shall cause its Subsidiaries not to take any action not contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement which would cause the representations or warranties made by Ecolab in the Transaction Documents or the Amended and Restated Stockholder's Agreement not to be true and accurate as of the Closing.

                                   ARTICLE XI

11.      CONDITIONS TO HENKEL'S OBLIGATION

Each and every obligation of Henkel under the Transaction Documents to be performed on or before the Closing shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Henkel:

11.1. Representations and Warranties True. The representations and warranties of Ecolab contained in this Agreement and in all certificates and other documents delivered and to be delivered by Ecolab pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, and the representations and warranties of Ecolab contained in the other Transaction Documents and the Amended and Restated Stockholder's Agreement and in all certificates and other documents delivered and to be delivered by Ecolab pursuant thereto or in connection with the transactions contemplated thereby shall be true and accurate as of the Closing Date, except (a) for changes expressly permitted or contemplated by the terms of the Transaction Documents and the Amended and Restated Stockholder's Agreement and (b) to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of such specified date, disregarding for purposes of this Section 11.1, the phrases "material", "materially", "in all material respects", "Material Adverse Effect" and any similar phrase, except for such failures to be true and accurate which in the aggregate do not constitute a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole.

11.2. Performance. Ecolab shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

11.3. Deliveries. Ecolab shall have delivered to Henkel all of the items required to be delivered by Ecolab pursuant to Section 5.3 hereof.

11.4. Consents Obtained. Any and all consents, waivers, permits and approvals from any Governmental Entity or any other Person required in connection with the execution, delivery and performance of the Transaction Documents and the Amended and Restated Stockholder's Agreement (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the sale of the JV Interests under applicable Antitrust Laws) shall have been duly obtained and shall be in full force and effect on the Closing Date, except for any such consents, waivers, permits or approvals as would not, individually or in the aggregate, have a Material Adverse Effect on Henkel and its Subsidiaries, taken as a whole, or materially diminish the benefits intended to be afforded to Henkel under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement. The New York Stock Exchange shall have approved (or have previously approved, with respect to shares issued from treasury) the listing of the Ecolab Common Stock to be acquired by Henkel pursuant to this Agreement, subject to official notice of issuance.

11.5. No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Entity shall be pending or threatened as of the Closing Date which questions the validity or legality of the transactions contemplated under the Transaction Documents and the Amended and Restated Stockholder's Agreement.

11.6. No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by an agency or a court of competent jurisdiction directing that the transactions contemplated in any of the Transaction Documents and the Amended and Restated Stockholder's Agreement not be consummated as provided therein or imposing any materially adverse conditions on the consummation of the transactions contemplated under the Transaction Documents and the Amended and Restated Stockholder's Agreement.

11.7. Material Adverse Effect. There shall not have occurred, since the date of this Agreement, any event, change or circumstance constituting a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole.



                                   ARTICLE XII

12.      CONDITIONS TO ECOLAB'S OBLIGATION

Each and every obligation of Ecolab under the Transaction Documents to be performed on or before the Closing shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Ecolab:

12.1. Representations and Warranties True. The representations and warranties of Henkel contained in this Agreement, and in all certificates and other documents delivered and to be delivered by Henkel pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, and the representations and warranties of Henkel contained in the other Transaction Documents and the Amended and Restated Stockholder's Agreement and in all certificates and other documents delivered and to be delivered by Henkel pursuant thereto or in connection with the transactions contemplated thereby shall be true and accurate as of the Closing Date, except (a) for changes expressly permitted or contemplated by the terms of the Transaction Documents and the Amended and Restated Stockholder's Agreement and (b) to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true as of such specified date, disregarding for purposes of this Section 12.1, the phases "material", "materially", "in all material respects", "Material Adverse Effect" and any similar phrase, except for such failures to be true and accurate which in the aggregate do not constitute a Material Adverse Effect on Henkel and its Subsidiaries, taken as a whole.

12.2. Performance. Henkel shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

12.3. Deliveries. Henkel shall have delivered to Ecolab all of the items required to be delivered by Henkel pursuant to Section 5.2 hereof.

12.4. Consents Obtained. Any and all consents, waivers, permits and approvals from any Governmental Entity or any other Person required in connection with the execution, delivery and performance of the Transaction Documents and the Amended and Restated Stockholder's Agreement (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the sale of the JV Interests under applicable Antitrust Laws) shall have been duly obtained and shall be in full force and effect on the Closing Date, except for such consents, waivers, permits and approvals as would not, individually or in the aggregate, have a Material Adverse Effect on Ecolab and its Subsidiaries, taken as a whole, or the JV Entities, taken as a whole, or materially diminish the benefits intended to be afforded to Ecolab under any of the Transaction Documents or the Amended and Restated Stockholder's Agreement. The New York Stock Exchange shall have approved (or have previously approved, with respect to shares issued from treasury) the listing of the Ecolab Common Stock to be acquired by Henkel pursuant to this Agreement, subject to official notice of issuance.

12.5. No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Entity shall be pending or threatened as of the Closing Date which questions the validity or legality of the transactions contemplated under the Transaction Documents and the Amended and Restated Stockholder's Agreement.

12.6. No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by an agency or a court of competent jurisdiction directing that the transactions contemplated in any of the Transaction Documents and the Amended and Restated Stockholder's Agreement not be consummated as provided therein or imposing any materially adverse conditions on the consummation of the transactions contemplated under the Transaction Documents and the Amended and Restated Stockholder's Agreement.

12.7. Updated Disclosure Schedule. The Updated Disclosure Schedule, if delivered by Henkel, shall be acceptable to Ecolab in its sole and absolute judgment.

12.8. No Material Adverse Effect. There shall not have occurred, since the date of this Agreement, any event, change or circumstance constituting a Material Adverse Effect on the JV Entities, taken as a whole.

                                  ARTICLE XIII

13.      TERMINATION

13.1. Termination Prior to Closing. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date as follows:

         (a)   by mutual consent of Ecolab and Henkel; or

         (b) by Ecolab if the Closing Date has not occurred on or prior to the two-year anniversary of the date hereof, unless the failure of the Closing Date to occur on or before such date has been caused by, or is the result of, the failure of Ecolab to fulfill any of its obligations under the Agreement; or

         (c) by Henkel if the Closing Date has not occurred on or prior to the two-year anniversary of the date hereof, unless the failure of the Closing Date to occur on or before such date has been caused by, or is the result of, the failure of Henkel to fulfill any of its obligations under the Agreement; or

         (d) by either Ecolab or Henkel, as the case may be, in the event that the other party hereto shall, contrary to the terms of this Agreement, willfully fail or willfully refuse to consummate the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement or to take any other action referred to in the Transaction Documents and the Amended and Restated Stockholder's Agreement necessary to consummate the transactions contemplated by the Transaction Documents and the Amended and Restated Stockholder's Agreement, after affording the defaulting party a ten (10) day period after notice in which to cure such willful breach or willful default; or

         (e) by Henkel if there shall have been a reduction in the cumulative Earnings Per Share for Ecolab with respect to the three fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 to an amount of fifty percent (50 %) or less than the cumulative Earnings Per Share for Ecolab with respect to the three fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000. "Earnings Per Share" for Ecolab shall mean earnings per share on a fully diluted basis as reported by Ecolab in its Quarterly Report on Form 10-Q filed with the SEC for the relevant quarter.

13.2.    Effect of Termination.

         (a) In the event this Agreement is terminated pursuant to Section 13.1(d) hereof, the non-defaulting party shall have the right to seek payment of damages incurred by such non-defaulting party prior to such termination.

         (b) Except as set forth in Section 13.2(a) hereof, any termination of this Agreement in accordance with the terms hereof by either party shall have the effect of causing the Agreement to thereupon become void and of no further force or effect whatsoever (and the Umbrella Agreement, the existing Stockholder's Agreement in effect as of the date hereof between the parties, and the Joint Venture Agreement shall continue in full force and effect), and thereupon neither party will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against the other party based upon either the Agreement or the transactions contemplated thereby, except the obligations of each party under
               Section 8.2 hereof, which shall survive any such termination.

                                   ARTICLE XIV

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

14.1. Survival. The respective representations and warranties of Ecolab and Henkel contained in the Transaction Documents or in any certificates or other documents delivered prior to or at the Closing shall survive for a period of eighteen (18) months after the Closing (or such longer period as is provided therein); provided, however, that (a) each such representation and warranty and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice by the other party prior to the date specified above for the termination thereof and (b) the representations and warranties contained in Sections 6.2, 6.4 and 7.2 hereof shall survive for a period of twenty (20) years after the Closing Date.

14.2. Henkel Indemnification of Ecolab. Subject to the conditions and provisions set forth herein, Henkel shall indemnify, defend and hold harmless Ecolab and its Affiliates from and against any and all claims and/or Damages which may be asserted against or suffered by Ecolab or any of its Affiliates as a result or on account of any breach of any representation, warranty or covenant on the part of Henkel made in the Transaction Documents or any other instrument or document delivered by Henkel pursuant thereto.

14.3. Limitation on Henkel's Indemnification Obligation. Except as provided in Section 8.5(b), the obligations of Henkel pursuant to Section 14.2 hereof shall be limited as follows: (a) with respect to claims and/or Damages that relate to the JV Entities, Henkel shall indemnify Ecolab and its Affiliates in an amount equal to 50% of such claims and/or Damages in the aggregate and (b) with respect to claims and/or Damages suffered directly by Ecolab or any Ecolab Entity, Henkel shall indemnify Ecolab and its Affiliates in an amount equal to 100% of such claims and/or Damages in the aggregate.

14.4. Ecolab Indemnification of Henkel. Subject to the conditions and provisions set forth herein, Ecolab shall indemnify, defend and hold harmless Henkel and its Affiliates (other than, after the Closing, the JV Entities) from and against any and all claims and/or Damages which may be asserted against or suffered by Henkel or any of its Affiliates (other than, after the Closing, the JV Entities) as a result or on account of any breach of any representation, warranty or covenant , on the part of Ecolab made in the Transaction Documents or any other instrument or document delivered by Ecolab pursuant thereto.

14.5. Method of Asserting Claims, etc. All claims by an Indemnified Party under this Article XIV shall be asserted and resolved as follows:

         (a) In the event that (i) any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party (such claim or demand, a "Third Party Claim") or (ii) any Indemnified Party hereunder should have a claim or demand against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party (such claim or demand, a "Direct Claim"), the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and the specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible to determine (which estimate shall not be conclusive of the final amount of such claim or demand) (a "Claim Notice"); provided, however, that any failure to give such notice will not result in a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.

         (b) In the event of a Third Party Claim, the Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any other persons the Indemnifying Party may designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto. In the event an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the Indemnified Party. No Indemnifying Party shall be liable to an Indemnified Party for any settlement of any action or claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         (c) in the event of a Direct Claim, if the Indemnifying Party does not notify the Indemnified Party within sixty (60) days of receipt of a Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

         (d)   Anything in this Section 14.5 to the contrary notwithstanding,
               (i) if there is a reasonable probability that a Third Party Claim may materially and adversely affect an Indemnified Party, the Indemnified Party shall have the right to defend, compromise or settle such claim, and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and its Subsidiaries from all liability in respect of such claim.

14.6. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against the Indemnifying Party or its successors or assigns.


14.7.    Purchase Price Adjustment; Net After-Tax Basis

         (a) Henkel and Ecolab each agrees to treat any indemnification payment made pursuant to this Agreement as a reduction or increase (as the case may be) of the Purchase Price, unless such party receives a written opinion from an internationally recognized law firm (which law firm and opinion shall be reasonably acceptable to the other party) to the effect that there is no reasonable basis for taking such position

         (b) The amount of any indemnification payable under this Agreement shall be calculated on an net after-Tax basis, taking into account any (i) net Tax benefit realized by the Indemnified Party from the deductions or other benefits available with respect to any amounts associated with a claim for which an indemnification payment is received or (ii) net Tax detriment realized by the Indemnified Party from the receipt of any indemnification payment.

                                   ARTICLE XV

15.      SETTLEMENT OF DISPUTES

15.1. Informal Dispute Resolution. The parties acknowledge that, due to the complex and long-term nature of the transactions contemplated by the Transaction Documents, the Transaction Documents may not expressly provide for every contingency in respect of their business relationship. Accordingly, if there shall be any dispute, controversy or claim (a "Dispute") between Ecolab and Henkel arising out of, relating to, or connected with any of the Transaction Documents, the breach, termination or invalidity thereof, or the provisions contained therein or omitted therefrom the parties shall use their reasonable efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the parties hereto.

15.2. Arbitration. If one party notifies the other party that a Dispute has arisen and the parties are unable to resolve such Dispute within a period of thirty (30) days from such notice, the Dispute may be referred by Ecolab or Henkel (the "Claimant") to arbitration by three
         (3) arbitrators pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("I.C.C.") then in force in accordance with the provisions of this Article XV. Once the informal dispute resolution process described in Section 15.1 hereof is completed, arbitration under this Article XV shall be the exclusive means for a party to seek resolution of any dispute arising out of, relating to or connected with any of the Transaction Documents except that either party may bring an action before a competent court in Geneva, Switzerland for the adoption of provisional or protective measures.

15.3. Commencement of Arbitration and Selection of Arbitrators. The Claimant shall file a request for arbitration with the I.C.C. and notify the other party (the "Respondent") in writing of the nature of the claim(s) and of the name of the Claimant's designated arbitrator. Within thirty
         (30) days of receipt of such notification, the Respondent shall notify the Claimant of the name of the Respondent's arbitrator. The two arbitrators thus designated shall designate a third arbitrator who shall not be a national of Germany or the United States of America within sixty (60) days of designation of the second arbitrator. If the Respondent fails to designate an arbitrator within the prescribed thirty (30) day period, or if the two designated arbitrators fail to designate the third arbitrator within the prescribed sixty (60) day period, the I.C.C. Court of Arbitration shall make such designations upon request of either party. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously so as to enable the arbitrators to render a decision within ninety (90) days after the three arbitrators have been appointed.

15.4. Conflicts with I.C.C. Rules; Seat and Language of Arbitration. If there is any conflict between the Rules of Conciliation and Arbitration of the I.C.C. and this Article XV, this Article XV shall govern. The seat of arbitration shall be in Geneva, Switzerland. The arbitration shall be conducted in the English language.

15.5. Basis for Arbitration Decisions and Governing Law. In arriving at their decision(s), the arbitrators shall apply the terms and conditions of the Transaction Documents in accordance with the laws of Switzerland and where appropriate the international usage of the trade applicable to transactions of the kind covered by said agreements. The parties acknowledge that the arbitrators shall have the authority to grant equitable remedies, if appropriate.

15.6. Finality of Arbitral Award; Arbitration Expenses. The award of the arbitrators shall be final and binding on the parties hereto. Reasonable expenses of the arbitration shall be paid as the arbitrators determine.

15.7. Consolidation of Claims. All claims which Ecolab and Henkel have under the Transaction Documents shall be consolidated and submitted to arbitration in the same proceeding on the demand of either party hereto, if the arbitrators agree that such consolidation is feasible. Ecolab and Henkel shall designate the same arbitrators previously designated for all claims raised during the period such arbitrators remain empanelled to resolve claims of the parties hereto.

15.8. Judgment on the Arbitral Award. Judgment on the arbitral award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

15.9 Specific Performance. The parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement as provided in this Article XV by a decree of specific performance without the necessity of proving the inadequacy of money as a remedy.

                                   ARTICLE XVI

16.      MISCELLANEOUS

16.1. Amendments. This Agreement may be amended, modified or superseded, and any of the terms, covenants or conditions hereof may be waived, only by a written instrument executed by Ecolab and Henkel, or, in the case of a waiver, by the party waiving compliance.

16.2. Waivers. The failure at any time of either party to require performance by the other party of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement by the other party constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself. No investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, whether prior or subsequent to the date hereof, shall affect the representations and warranties contained in this Agreement, or in the schedules or certificates delivered pursuant hereto, or the rights of any party hereto with respect to such representations and warranties or otherwise under this Agreement.

16.3. Assignability. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by either party without the prior written consent of the other party, and any such attempted assignment or delegation without such consent shall be null, void ab initio and without effect. Any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns.

16.4. Severability. The provisions of this Agreement (including, without limitation, Section 9.5 hereof) shall be deemed severable and, to the fullest extent permitted by Applicable Law, the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement (including, without limitation, Section 9.5 hereof), or the application thereof to any person or circumstance, is invalid or unenforceable, then, to the fullest extent permitted by Applicable Law,
         (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

16.5. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, or sent by courier or facsimile transmission (provided that, in the case of facsimile transmission, a confirmation copy of the notice shall be retained by the sender thereof) as follows (until notice of a change thereof is given as provided in this Section 16.5):

         (a)   If to Henkel, to:

               Henkel KGaA
               Henkelstra(beta)e 67, Postfach 1100
               D-4000 Dusseldorf 1, Germany
               Attention:  General Counsel
               Telecopier:  (0211) 798-6660

               with a copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York 10006
               Attention:  William A. Groll
               Telecopier:  (212) 225-3999

         (b)   If to Ecolab, to:

               Ecolab Inc.
               370 Wabasha Street North
               St. Paul, Minnesota 55102
               Attention:  General Counsel
               Telecopier:  (612) 293-2573

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom (Illinois)
               333 West Wacker Drive
               Chicago, Illinois 60606
               Attention:  Charles W. Mulaney, Jr.
               Telecopier:  (312) 407-0411

All notices given in accordance with this Section 16.5 are effective, if delivered by hand or mailed by courier, at the time of delivery, and, if communicated by telex or facsimile, at the time of transmission.

16.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland and where appropriate the international usage of the trade applicable to transactions of this kind, except as and to the extent required by local law in the jurisdictions in which assets of the JV Entities are located for the consummation of the transactions contemplated by the Transaction Documents.

16.7. Assurance of Further Action. Subject to the terms and conditions of this Agreement, from time to time prior to or after the Closing, each of the parties hereto agrees to use reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder; and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

16.8. Costs. Each party hereto shall bear and pay its own costs, charges and expenses incurred in the preparation, negotiation and implementation of this Agreement, including without limitation the cost of its attorneys, accountants, consultants, brokers, investment bankers or other advisors it retained. Ecolab shall bear and pay any filing fees and any transfer, real estate transfer, recording, and deed or stamp taxes resulting from the transfers described in the Structuring Plan.

16.9. Entire Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, constitute one single agreement and set forth the entire agreement and understanding of the parties hereto in respect of the subject matter thereof, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party thereto, in respect of the subject matter thereof. For purposes of clarity, it is understood that the Amended and Restated Stockholder's Agreement dated June 21, 1991 between Ecolab and Henkel shall continue in full force and effect pending the occurrence of the Closing.

16.10. Headings; References to Sections, Exhibits and Schedules. The headings of the Sections and subsections of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, exhibits and schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

16.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

16.12. Third Parties. Except as specifically set forth or referred to in this Agreement, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person or entity other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HENKEL KOMMANDITGESELLSCHAFT AUF AKTIEN


By:
    -------------------------

Its:
     ------------------------



ECOLAB INC.


By:
    -------------------------

Its:
     ------------------------

                              SCHEDULES / EXHIBITS
                              --------------------

       SCHEDULES

       1.1                JV Entities
       1.2                Henkel Entities
       6.3                Change in Control Agreements
       9.2                Disclosure Schedule
       9.3                Updated Disclosure Schedule

       EXHIBITS

       A                  Structuring Plan
       B                  Amended and Restated Stockholder's Agreement
       C                  Communications Plan
       D                  Environmental Agreement
       E                  Intellectual Property Plan
       F                  Toll Manufacturing and Supply Arrangements
       G                  Services Arrangements